Exhibit 99.1

             Prepared Remarks of Roger I. Gale and Theodore R. Gwin
                         Calypte Biomedical Corporation
              First Quarter 2006 Analyst/Investor Conference Call
                                  May 18, 2006

Roger Gale:

      Good afternoon and thank you for joining us today on this call. I am pleased to report to you on the progress that we have made over the past quarter and in the time since I last spoke to you around the end of the quarter. At that time I was Chairman and interim CEO of Calypte. Since then, I have been appointed as the Company's new Chief Executive Officer.

      On that last call I had said that we were in the late stages of appointing an experienced candidate from the pharmaceutical and bio-medical industry. We were not able to reach a satisfactory conclusion to our negotiations and the candidate subsequently withdrew. [Added color regarding why candidate declined, e.g. not wanting to move family to Portland.] There were other possible candidates and, as I have always believed there is a great opportunity for Calypte, I also submitted my candidacy to the board. Due to the fortunate timing concerning my London commitments, I felt I was in a position to lead this company on a permanent basis. On being offered the job, I subsequently resigned as Executive Chairman of WaveCrest Group Enterprises, the telecommunications services provider of which I was an early investor and co-founder. That company has recently been sold to Russia's largest consumer services company. I will be moving permanently to Portland in early July this year, once we have found a place to live. [Added color regarding WaveCrest success and expectations of Calypte opportunity.] While I am not from a bio-medical background, I have been involved with the Company since 2004 and I plan to rely heavily on Ron Mink, our Chief Scientific Officer, and his team and Dr Richard George our Scientific Adviser and former CEO.

      I am pleased to have with me Ted Gwin, our CFO and Rick Brounstein, our Executive Vice President, today. Ted will review the financial results for Q1 and Rick will be available for Q & A.

      Before I discuss the ongoing operations in greater detail, let me turn the call over to Ted Gwin, and then I will come back and take you through a review of the balance of the operational update.

Ted...

Ted Gwin:

Thanks, Roger.

      We filed our First Quarter 2006 10-QSB on Monday. My goal today is to give you some highlights of the quarter's activities. You are welcome to read the 10-QSB if you would like more detailed information.

      Our revenue from continuing operations for the first quarter of 2006 totaled $91,000 compared with $39,000 for the first quarter of 2005, an increase of $52,000 or 133%. In the first quarter of 2005, we also recorded $626,000 in revenue attributable to sales of our Legacy Business products. The revenues and costs attributable to the Legacy Business have been classified as discontinued operations upon the sale of the business in November 2005 and, accordingly, are not discussed here.

      Sales of our BED incidence test began in the fourth quarter of 2004 and accounted for 100% of our first quarter 2005 sales from continuing operations and approximately 72% of our first quarter 2006 sales. The balance of our revenue for the first quarter of 2006 is from sales of our HIV-1/2 OMT OTC rapid test to our Middle East distributor.

      The primary reason for the decrease in BED Incidence Test sales was due to a December 2005 UNAIDS report regarding studies in Africa and Thailand indicating that the Incidence Test apparently over-estimated the incidence rate. The CDC has responded with its own report and is in the process of modifying the protocols for its BED Incidence Test and stands firmly behind the test. We continue to believe that the Incidence Test is a valuable technology in the fight against the spread of HIV/AIDS and that it will remain a viable epidemiological surveillance test.

      Current customers, accounting for approximately 88% of our first quarter 2006 revenue, include the Chinese CDC and the U.S. CDC Zambia project (purchasing the BED Incidence Test) and our distributor for the Middle East, Joseph & Gionis, where we launched the first over-the-counter rapid HIV test in the world, the AwareTM HIV-1/2 Rapid OMT Test. In the first quarter of 2005, two customers accounted for approximately 78% of our Incidence Test sales, one international customer purchasing approximately 49% of the total and one domestic customer purchasing approximately 29% of the total.

      Gross margins were small at today's sales levels, but without the Legacy Business are positive. Margins of 34% of sales in the first quarter of 2006 include certain annual minimum payments attributable to rapid test sales that did not exist last year, when margins on just Incidence Test sales were 74% of sales. In the first quarter of both 2006 and 2005, royalty and margin rates are not typical of expected future results because of the minor amounts of revenues and product quantities over which certain fixed expenses, like annual royalty minimums, must be allocated. Further, in 2005 for the BED Incidence test and in 2006 for the OMT rapid tests, product costs are based on pilot-plant-sized production lots, and do not reflect the economies of scale that we expect to achieve in commercial scale operation.

      Research and development costs decreased by $239,000 or 31%, from $762,000 in 2005 to $523,000 in 2006. The decrease primarily reflects the elimination of our former R&D staff and related overheads at our former Rockville, Maryland facility as a result of our business restructuring in the second quarter of 2005. We continued to incur travel and other costs related to the transfer of our manufacturing technology to China and, to a lesser extent to Thailand, and for various international clinical trials of our rapid tests during the first quarter of 2006. Offsetting the decrease attributable to the restructuring is $156,000 of research and development expense related to our rapid tests and incurred in our Chinese joint ventures which were not consolidated in 2005.

      Selling, general and administrative costs decreased by $124,000 or 9%, from $1,414,000 in 2005 to $1,290,000 in 2006. The primary components of the net decrease include decreases due to the restructuring and reductions in marketing expenses offset by expenses of our interim CEO - that he took in stock - and general and administrative expenses incurred by our Chinese joint ventures which were not consolidated in 2005.

      Our loss from continuing operations for the first quarter of 2006, at $1,782,000, reflects a 17% decrease compared with the $2,147,000 loss reported for the first quarter of 2005.

      We recorded net interest expense of $1,796,000 for the first quarter of 2006 including a charge for $1.7 million in non-cash interest expense primarily attributable to the accounting for our 2005 convertible debt and related derivatives and anti-dilution obligations, compared with $260,000 of net interest expense in the first quarter of 2005. The derivatives and anti-dilution obligations of our 2005 convertible note financing are required to be adjusted to their fair value at each balance sheet or other measurement date, with the change in value being recognized in interest expense.

      As stated in our last report we completed the sale of our Legacy Business products line, which is classified as a discontinued operation, on November 15, 2005. The loss from operations of Legacy Business net of taxes was $884,000 for the first quarter of 2005.

      We continue to use and to date have issued an aggregate of $4,500,000 of 7% Promissory Notes to Marr (through April 2006) and have the right to issue an additional $1.0 million of such Promissory Notes, all of which are or would be due in April 2007 under the terms of the 2005 Credit Facility with Marr. Net cash used in operations averaged $485,000 per month in the first quarter. The proceeds of such notes are funding current operations. Roger will more fully discuss our business strategy and current plans to provide us with the liquidity required to fully attain our business milestones, achieve positive cash flow and meet our obligations when due.

I will now turn the call back over to Roger.

Roger Gale:

Thank you, Ted.

      As Ted has just explained, and we have stated on several occasions, in November of last year we completed a restructuring program that included divesting unprofitable lab-based product lines and consolidating facilities, which allowed the company to cut its monthly burn rate in half. Calypte's current focus is the development and commercialization of diagnostic tests for the rapid detection of antibodies to HIV in blood (BSP) and oral fluid (OMT) samples using a lateral flow dipstick design (the " AwareTM HIV-1/2 Rapid Tests").

      We have set about streamlining and focusing our business model to align it with what we believe to be International trends and now U.S. developments in HIV/AIDS testing as well as the diagnostic testing for other Sexually Transmitted Diseases or STDs.

      Longer term, we will explore various avenues, such as joining forces through partnerships with major consumer product, rapid test manufacturers and/or related pharmaceutical companies whereby we would provide the technology capability and, in exchange, we would gain the broader financial and brand support to fully access emerging markets, particularly in the U.S.

      Calypte's current PRO (professional market) focus is international, including China. We have recently completed field trials with the Chinese CDC and are in the regulatory application process with the Chinese SFDA, the State Food and Drug Administration of China. The Company, along with an affiliate of Marr Technologies, its largest investor, acquired a GMP-compliant facility that is currently being refitted for production of the Aware HIV-1/2 Rapid Tests. In April, we also began clinical trials in the second largest HIV/AIDS target market, India.

      We have begun to market our OTC version of the AwareTM HIV-1/2 OMT (Oral Fluid) rapid diagnostic test through our distributor in the United Arab Emirates, where the product has been registered, and we plan to distribute it throughout the Middle East and Eastern Europe as additional registrations and/or approvals are obtained. We believe that the key driver here is a strong desire to increase testing through a non-invasive test (oral fluid) coupled with the privacy of an OTC test.

      In the U.S., an FDA Advisory Panel has recently supported the development of a process to bring an OTC HIV test to the U.S. Calypte has invested approximately $3 million to obtain the technology and equipment required to manufacture such a product in the U.S., on our Aware II platform, which is currently under development. Based in part on our lateral flow technology and our HIV-2 license, we believe that we are uniquely poised to deliver an OTC rapid assay for HIV and other diseases of public health interest to the U.S. market. The Aware II platform may also be used to develop a line of diagnostic tests for other STDs such as Syphilis. The Company is exploring doing this in conjunction with CDC researchers. Dr Richard George is leading that program.

      I would like to repeat our key objectives for the balance of this year.

      We are continuing the launch of our Aware Oral Fluid (OMT) HIV-1/2 Test in developing countries, such as China, India and many African countries, where the fear of needles (including safety - they occasionally are not sterile and can spread HIV), the safety of healthcare workers administering tests, the costs of lab employees and procedures and the cost to dispose of blood are major deterrents for voluntary HIV testing. Calypte's OMT tests are completely non-invasive, safe, and considerably less expensive, considering all costs, than blood tests. Current CDC estimates suggest that up to 5,000 accidental HIV exposures occur annually to healthcare workers in an occupational setting. Using oral fluid would basically eliminate this risk posed by the use of blood-based tests as well as increasing the number of people willing to be tested.

      We also are working on a broader launch of our OTC Oral Fluid test beyond the Middle East where we hope to realize first sales. We have applied for approval of Aware OMT OTC test in Russia and hope to begin first commercial sales in Russia this year.

      We have applied for USAID approvals for the Company's Aware BSP and OMT products to qualify the products for inclusion in testing programs in developing countries with subsidized funding, e.g. PEPFAR, the five year, $15 billion program set up by President Bush in 2003.

      The number of adults being tested in high risk places such as sub-Saharan Africa and Eastern Europe/Russia are only 1.3% and 3%, respectively, of the adult population. Key reasons for this are the poor local economy and an inadequate medical infrastructure to diagnose and provide therapy for those infected. There is currently significant worldwide focus on increasing the testing rates (>10%) to control the AIDS epidemic. To this end, we believe that obtaining the USAID waiver will significantly increase market entry and access to funding for our products.

      We plan to consolidate our Lake Oswego administration and Vancouver R&D operations under one roof in the Portland area with sufficient space to permit setting up a GMP manufacturing facility for the Aware II Platform-based products. This new facility will allow us to complete development of initial Aware II products and commence the U.S. HIV-1/2 FDA approval process. We plan to file an IDE with the FDA to begin clinical trials by the year-end or early 2007.

      We are on track to complete our SFDA approval of our HIV-1/2 OMT test in China through our joint venture manufacturing company in China. Once this is complete we believe we will have the only approved oral rapid test for HIV in China and plan to aggressively market it throughout the country.

      Thanks to Dr. George we continue to expand our CDC relationship with cooperative product development programs. We have agreed to collaborate with CDC to evaluate the feasibility of a rapid syphilis test. We hope to foster and grow our strong relationship with the CDC in other areas.

As we mentioned during our year end results conference call, our current cash resources are not sufficient to sustain our operations through 2006 and achieve the objectives and strategies we've just outlined without obtaining additional financing. We have begun to explore the various alternatives that may be available to us and are talking with a couple of placement agents in this regard. The type of financing that is likely to be available to us would be similar to the type of financing that we have done in the past, namely a PIPE (private investment in public equity). It is all very preliminary at this time, so we don't have any details to report about how this might be structured or any other terms. We do think that to fund our operations and expansion plans, we will likely need to raise between $15 million and $20 million. Of course, there is no assurance that we will be able to obtain financing or the amount we need. Our intention is to raise sufficient funding for the next two years, during which time we plan to achieve positive cash flow from operations and profitability. We will keep you apprised of progress over the next two months.

      I hope this provides you with a clearer picture of our vision for Calypte and our strategy to achieve it. There will of course always be challenges ahead of us, but this is an extremely exciting time for Calypte - for its staff, its partners and its shareholders. We are deeply committed to achieving our milestones for 2006 and beyond. I thank you for your past, current and future support.

Thank you.